Exhibit (d)(7)

Gurnet Point Commences Cash Tender Offer for All Outstanding Shares of Corium International, Inc.

CAMBRIDGE, Mass. — October 26, 2018 — Gurnet Point L.P. (“Gurnet Point”) today announced that a wholly-owned indirect subsidiary of Gurnet Point, Gurnet Merger Sub, Inc., has commenced the previously announced cash tender offer to acquire all of the outstanding shares of common stock of Corium International, Inc. (“Corium”) (Nasdaq: CORI) at a purchase price of $12.50 per share, before deduction of applicable withholding taxes and without interest, plus one non-transferable contingent value right per share, which represents the contractual right to receive $0.50 per share in cash, before deduction of applicable withholding taxes and without interest, following approval by the FDA of the New Drug Application for Corplex Donepezil on or prior to March 31, 2020. The tender offer is being made pursuant to the definitive agreement and plan of merger, dated October 11, 2018, among Gurnet Holding Company, Gurnet Merger Sub, Inc. and Corium.

The tender offer and withdrawal rights are scheduled to expire at one minute after 11:59 p.m. Eastern Time, on November 26, 2018, unless extended or earlier terminated in accordance with the terms of the merger agreement. Following the completion of the tender offer, Gurnet Point expects to consummate a merger of Gurnet Merger Sub, Inc. with and into Corium, with Corium surviving as a wholly-owned subsidiary of Gurnet Point, as a result of which the remaining Corium stockholders will receive the same consideration per share as paid in the tender offer.

On October 26, 2018, Gurnet Point filed with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO and Corium filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9.

As previously announced by Corium, its board of directors has unanimously recommended that Corium’s stockholders accept the tender offer and tender their shares pursuant to the tender offer. Corium’s largest stockholder, Essex Woodlands, has entered into a tender and support agreement to tender its shares into the tender offer.

The closing of the tender offer is subject to customary conditions, including the tender of at least one share more than 50% of the outstanding shares (as further described in the Offer to Purchase).

Copies of the Offer to Purchase, the related Letter of Transmittal and other materials related to the tender offer may be obtained for free from the information agent, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500.

About Gurnet Point

Gurnet Point is a unique healthcare fund founded by Ernesto Bertarelli and led by Christopher A. Viehbacher, who, together, have decades of expertise in an industry for which they share a passion, both as Chief Executives and as investors. With an initial allocation of $2 billion, Gurnet Point is investing long-term capital and supporting entrepreneurs in building a new generation of companies. Based in Cambridge, MA, its remit is global, encompassing life sciences and medical technologies. The fund invests across all stages of product development through to commercialisation and does so with an approach that is a hybrid of venture and private equity investing strategies.

Additional Information

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Gurnet Merger Sub, Inc. has filed with the SEC. Gurnet Merger Sub, Inc. has filed the tender offer materials on Schedule TO, and Corium has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/ RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF CORIUM’S COMMON STOCK ARE URGED TO READ THESE DOCUMENTS CAREFULLY (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF CORIUM’S COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

The tender offer materials will be made available to all holders of shares of Corium’s common stock at no expense to them and also will be made available for free at the SEC’s website at www.sec.gov. Additional copies of the tender offer materials may be obtained for free by directing a written request to Corium at 235 Constitution Drive, Menlo Park, California 94025, or by telephone at (650) 298-8255.  In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Corium’s annual, quarterly and current reports and other information have been filed with the SEC. These filings with the SEC are available to the public for free at the SEC’s website at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements included in this announcement are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements can typically be identified by the use of forward-looking terminology, such as “expects”, “believes”, “may”, “will”, “could”, “should”, “intends”, “plans”, “predicts”, “envisages”, “estimates”, “forecast”, “outlook”, “guidance”, “possible”, “projects”, “potential” or “anticipates” or other similar words and expressions and include, without limitation, any projections relating to results of operations and financial conditions of either Gurnet Point, Gurnet Holding Company, Gurnet Merger Sub, Inc. or Corium and their respective subsidiaries from time to time, as well as plans and objectives for future operations, expected future revenues, financing plans, expected expenditures and expected synergies relating to Gurnet Point, Gurnet Holding Company, Gurnet Merger Sub, Inc. or Corium and discussions of Gurnet Point’s, Gurnet Holding Company’s, Gurnet Merger Sub, Inc.’s or Corium’s business plan. All forward-looking statements in this announcement made by Gurnet Point are based upon information known to Gurnet Point on the date of this announcement. Except as expressly required by law, Gurnet Point, Gurnet Holding Company, Gurnet Merger Sub, Inc. or Corium disclaim any intent or obligation to update or revise these forward-looking statements. None of Gurnet Point, Gurnet Holding Company, Gurnet Merger Sub, Inc. or Corium undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact

Blair Hennessy

Abernathy MacGregor

212-371-5999 / bth@abmac.com